UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 6, 2007

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On October 6, 2007, an article was published in the online publication, the Telegraph.com, based on information obtained from an interview of the Secretary of YTB International, Inc. (“YTB”), Andrew Cauthen, who also serves as President and Chief Executive Officer of YTB’s wholly-owned subsidiary, YourTravelBiz.com, Inc.

The article mentioned YTB’s plans to lease space in East Alton, Illinois for January 2008 occupancy to accommodate up to 225 additional employees. The lease is not finalized nor has a commitment to the lease been made. The article also noted that current and future renovation and new development, including project costs, employee payroll and visitor spending over the next three years could exceed $400 million. Such figure represents YTB’s preliminary estimates of the aggregate economic impact of YTB’s planned expansion projects in East Alton, Edwardsville and Wood River, of which only up to $150 million would involve expenditures by YTB over such period of time. YTB has not performed any studies confirming such figures and has not made any definitive plans with respect to such potential projects.

In the article, Mr. Cauthen was also quoted as stating that “in 2007, projected travel sales will be $1 billion.” The projections of travel sales are estimates of the retail value of travel sales made on YTB’s Referring Travel Agent websites. The article also mentioned YTB’s planned expansion into the Canadian market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: October 8, 2007	By:	/s/ John Clagg
Name: John Clagg
Title: Chief Financial Officer and Treasurer